                                                                  EXHIBIT 99.1


                                                                   [GRAPHIC]

[GRAPHIC]

                              FOR IMMEDIATE RELEASE

               ALDERWOODS GROUP REPORTS PROFITABLE SECOND QUARTER

CINCINNATI - July 24, 2003 - Alderwoods Group, Inc. (NASDAQ:AWGI) today announced their second quarter results, representing the 12 weeks and 24 weeks ended June 14, 2003. In the second quarter, the Company reported net income of $6.9 million or $0.17 per share on revenues of $175.1 million, compared to net income of $1.7 million or $0.04 per share on revenue of $168.7 million for the same period last year. For the first half of fiscal 2003, the Company had net income of $13.6 million or $0.34 per share compared to net income of $8.8 million and $0.22 per share.

Further second quarter highlights include:

     o Funeral services performed decreased by 5.4% as the death rate continues to be lower than expected

     o    Average revenue per funeral service increased by 1.2% to $3,926

     o Cemetery revenue increased 25.3%, which includes a one-time $3.9 million reversal of perpetual care liabilities

     o    Insurance revenue increased 21.5%

     o    G&A expenses showed continued improvement

     o Year-to-date reduction of $66.5 million on long-term debt as of June 14th, reducing balance to $690.9 million

     o    Further non-strategic assets identified for disposition

"The death rate in the United States continues to remain below expected levels and this is reflected in the number of funerals that we performed in the quarter. This is consistent with our understanding of the trends in the industry," stated Paul Houston, President and CEO of Alderwoods Group. "Although we are disappointed in our 5.4% decrease in funerals performed for the quarter, and our 3.7% decrease year-to-date, we are encouraged by the continued increase in average revenue per call of 1.2% for the quarter and 2.0% for the first half of the year.

"With these current market conditions, we will continue to focus on profitable calls, operating efficiencies and asset rationalization to further enhance our operating performance and profit margins," said Mr. Houston. "In addition, we believe that our commitment to aggressively manage our balance sheet and to de-lever the Company will provide further opportunity for growth in profitability," he concluded.

LIQUIDITY AND LONG-TERM DEBT
Cash on hand continued to remain strong at $55.9 million as at June 14, 2003. During the second quarter, the Company's operating cash flow of $59.1 million was offset by a net debt repayment of $55.0 million.

On May 27, 2003 the Company announced an optional redemption of $30 million of its 11.00% senior secured notes due in 2007. While the Company had previously stated that it intended to repay this amount by drawing $30 million from its existing $75 million credit facility, the repayment was completed by drawing only $20 million from the credit facility and utilizing $10 million of cash on hand. This transaction was completed on June 27, 2003.

In addition to the debt repayment, the restructuring of the remaining $20 million of debt will result in interest savings by virtue of converting this amount from a fixed rate of 11%, to a floating rate of approximately 3.5%. The additional $10 million in debt reduction brings the total long-term debt repaid by the Company to date in fiscal 2003 to $76.5 million. The balance of long-term debt as at June 27, 2003 was $680.9 million.

Since emergence in January 2002, the Alderwoods Group has repaid $158.1 million in long-term debt.

Alderwoods Group is actively pursuing refinancing options for portions of its debt in an effort to reduce interest expense.

DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE
Alderwoods Group continues to assess the markets and businesses in which it operates, and to evaluate the long-term potential and strategic fit of each. Over time, the Company expects to market for disposal portions of its businesses that do not meet its long-term objectives.

During the second quarter, the Company identified all 39 funeral locations in the United Kingdom for disposal, as they are not strategic to the Company's long-term objective to focus capital and management resources in North America. In addition, Alderwoods Group identified for disposal its life insurance operations that do not support the Company's pre-need funeral sales efforts in North America.

The above are in addition to the previously announced dispositions, of which 18 funeral homes, 59 cemeteries and one combination remain unsold. The Company has classified all the locations identified for disposal as assets held for sale on the balance sheet.

Following the end of the quarter, Alderwoods Group identified a further 120 locations that do not meet its future geographic or strategic objectives. The Company has not yet determined the estimated proceeds and they are still included in continuing operations for this quarter.

NAFTA DECISION
On June 26, 2003, a decision was handed down by the NAFTA Arbitration Tribunal in the matter of The Loewen Group Inc. and Raymond Loewen, versus the United States of America. In October 1998, prior to the reorganization proceedings, the predecessor company, The Loewen Group Inc. and Ray Loewen filed for damages under the arbitration provisions of the North American Free Trade Agreement. The claimants contended that they were damaged as a result of breaches by the United States of its obligations under NAFTA in connection with certain litigation in the State of Mississippi entitled O'Keefe versus The Loewen Group Inc. The decision has been determined in favor of the United States of America.

Historically, the Company did not believe that it was possible to predict the final outcome of these proceedings or to establish a reasonable estimate of damages, if any. This decision will have no financial impact on the Alderwoods Group.

FINANCIAL SUMMARY 12 WEEKS ENDED JUNE 14, 2003
OVERVIEW
Net income for both continuing and discontinued operations of $6.9 million for the 12 weeks ended June 14, 2003, increased by $5.2 million compared to $1.7 million for the corresponding period in 2002, primarily due to an increase of $8.6 million income from discontinued operations, partially offset by the decline in income from continuing operations. Basic and fully diluted earnings per share for the 12 weeks ended June 14, 2003, were $0.17, compared to $0.04 for the corresponding period in 2002.

CONTINUING OPERATIONS
Total revenue for the 12 weeks ended June 14, 2003, was $175.1 million compared to $168.7 million for the corresponding period in 2002, an increase of $6.4 million or 3.8%.

Funeral revenue was $115.8 million, representing 66.1% of the Company's total revenue for the 12 weeks ended June 14, 2003, which was down by $5.2 million compared to $121.0 million for the corresponding period in 2002. Funeral services performed were approximately 29,500, a decline of 5.4% compared to the corresponding period in 2002, with average funeral revenue per service of $3,926, a 1.2% increase per funeral service performed, for the 12 weeks ended June 14, 2003, while for the corresponding period in 2002, approximately 31,200 funeral services were performed with average revenue per funeral service of $3,878.

For the 12 weeks ended June 14, 2003, the funeral gross margin was $25.1 million, or 21.7% of revenue, compared to $33.4 million, or 27.6% of revenue for the corresponding period in 2002. The decrease in the funeral margin was primarily due to fewer funeral services performed and higher insurance and benefits costs and earlier payment of property taxes in the 12 weeks ended June 14, 2003, compared to the corresponding period in 2002.

Cemetery revenue for the 12 weeks ended June 14, 2003, was $43.3 million, representing 24.8% of total revenue, which was up $8.7 million, or 25.3% compared to the corresponding period in 2002, primarily due to a one-time $3.9 million reversal of perpetual care liabilities, and higher at-need and pre-need revenue.

The cemetery gross margin was $7.6 million, or 17.5% of revenue for the 12 weeks ended June 14, 2003, compared to $1.4 million, or 4.0% of revenue for the corresponding period in 2002. The increase in the cemetery margin was primarily due to increased revenues, discussed above, more than offsetting higher cost of goods sold and selling expenses.

The Company's insurance operations generated revenue of $16.0 million, representing 9.1% of total revenue for the 12 weeks ended June, 2003, compared to revenue of $13.1 million, representing 7.8% of total revenue for the corresponding period in 2002. Insurance revenue increased primarily due to higher premiums and investment income.

General and administrative expenses totaled $11.9 million for the 12 weeks ended June 14, 2003, representing 6.8% of total revenue, while for the corresponding period in 2002, general and administrative expenses totaled $12.2 million, or 7.2% of total revenue.

The Company has an ongoing program to review and dispose of surplus real estate. During the 12 weeks ended June 14, 2003, the Company determined that the carrying amount of certain parcels of surplus real estate held for sale now exceeded the fair market value, less estimated cost to sell. As a result, the Company recorded a pre-tax provision for long-lived asset impairment of $3.4 million.

Operating income from continuing operations of $17.9 million for the 12 weeks ended June 14, 2003, decreased by $4.5 million, compared to $22.4 million for the corresponding period in 2002. The decrease was primarily due to $1.4 million lower gross margin and $3.4 million impairment of assets compared to the corresponding period in 2002, which were partially offset by lower general and administrative expenses for the 12 weeks ended June 14, 2003.

For the 12 weeks ended June 14, 2003, interest expense was $18.5 million, a decrease of $1.7 million, or 8.8%, compared to the corresponding period in 2002, primarily reflecting the effect of debt repayments made by the Company during the 2002 fiscal year and 24 weeks ended June 14, 2003.

For the 12 weeks ended June 14, 2003, there was a net income tax expense of $1.2 million, compared to $0.3 million in the corresponding period in 2002.

Pre-need funeral and cemetery contracts written during the 12 weeks ended June 14, 2003, totaled $37.4 million and $22.9 million, respectively. For the corresponding period in 2002, pre-need funeral and cemetery contracts written totaled $38.2 million and $19.2 million, respectively. The pre-need funeral contracts written were consistent with the corresponding prior period, while the increase in cemetery contracts written was primarily due to continuing efforts to increase pre-need sales.

DISCONTINUED OPERATIONS
During the 12 weeks ended June 14, 2003, the Company identified for disposal all 39 funeral locations in the United Kingdom, as they are not strategic to the Company's long-term objective to focus capital and management resources in North America. The Company also identified for disposal its life insurance operations that do not support the Company's North American pre-need funeral sales efforts.

The above are in addition to the 18 funeral, 59 cemetery and one combination locations remaining from locations previously designated as probable for sale. The Company has classified all the locations identified for disposal as assets held for sale in the balance sheet and recorded any related operating results, long lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has restated prior periods to reflect any comparative amounts on a similar basis, including locations sold in 2002.

For the 12 weeks ended June 14, 2003, income from discontinued operations, net of tax, was $8.7 million, $0.22 per share, basic and diluted, which included $5.6 million of pre-tax disposal gains.

SUBSEQUENT EVENT
Subsequent to June 14, 2003, the Company identified 86 funeral, 30 cemetery and four combination locations for disposal, as they do not meet the Company's future geographic and strategic objectives. These locations are in addition to the locations previously identified as held for sale. The Company has not yet determined the estimated proceeds from the expected sale of these funeral, cemetery and combination locations, which are included in continuing operations. However, they will be reclassified to discontinued operations in the third quarter.

FINANCIAL SUMMARY 24 WEEKS ENDED JUNE 14, 2003
OVERVIEW
Net income for both continuing and discontinued operations of $13.6 million for the 24 weeks ended June 14, 2003, increased by $4.8 million or 54.0%, compared to $8.8 million for the corresponding period in 2002. The increase in net income was primarily due to the decline in operating income being more than offset by a $7.9 million tax benefit resulting from income tax refunds relating to prior years, and lower interest expense. Basic and fully diluted earnings per share for the 24 weeks ended June 14, 2003, were $0.34, compared to $0.22 for the corresponding period in 2002.

CONTINUING OPERATIONS
Total revenue for the 24 weeks ended June 14, 2003, was $351.6 million compared to $343.4 million for the corresponding period in 2002, an increase of $8.2 million, or 2.4%.

Funeral revenue was $242.0 million, representing 68.8% of the Company's total revenue for the 24 weeks ended June 14, 2003, which was down by $4.2 million compared to $246.2 million for the corresponding period in 2002. Funeral services performed were approximately 62,300, a decline of 3.7% compared to the corresponding period in 2002, with average funeral revenue per service of $3,885, a 2.0% increase per funeral service performed, for the 24 weeks ended June 14, 2003, while for the corresponding period in 2002, approximately 64,700 funeral services were performed, with average revenue per funeral service of $3,808.

For the 24 weeks ended June 14, 2003, the funeral gross margin was $54.0 million, or 22.3% of revenue, compared to $68.1 million, or 27.6% of revenue for the corresponding period in 2002. The decrease in the funeral margin was primarily due to the revenue decline discussed above, and higher insurance and benefits costs and earlier payment of property taxes in the 24 weeks ended June 14, 2003, compared to the corresponding period in 2002.

Cemetery revenue for the 24 weeks ended June 14, 2003, was $79.2 million, representing 22.5% of total revenue, which was up by $9.6 million, or 13.8% compared to the corresponding period in 2002, primarily due to a one-time $3.9 million reversal of perpetual care liabilities, as well as higher at-need and pre-need revenue.

The cemetery gross margin was $10.4 million, or 13.1% of revenue for the 24 weeks ended June 14, 2003, compared to $5.8 million, or 8.3% of revenue for the corresponding period in 2002.

The improvement in the cemetery margin was primarily due to the revenue increase discussed above, which was partially offset by an increase in costs from higher insurance and benefit costs, cost of goods sold and selling expenses.

The Company's insurance operations generated revenue of $30.4 million, representing 8.7% of total revenue for the 24 weeks ended June 2003, compared to revenue of $27.6 million, representing 8.0% of total revenue for the corresponding period in 2002. Insurance revenue increased primarily due to higher premiums and investment income.

General and administrative expenses totaled $19.1 million for the 24 weeks ended June 14, 2003, representing 5.4% of total revenue, while for the corresponding period in 2002, general and administrative expenses totaled $23.5 million, or 6.8% of total revenue. The decline was primarily due to a $5.0 million decrease in accrued legal expenses resulting from legal claim settlements.

The Company has an ongoing program to review and dispose of surplus real estate. During the 24 weeks ended June 14, 2003, the Company determined that the carrying amount of certain parcels of surplus real estate held for sale now exceeded the fair market value, less estimated cost to sell. As a result, the Company recorded a pre-tax provision for long-lived asset impairment of $3.4 million.

Operating income from continuing operations of $43.0 million for the 24 weeks ended June 14, 2003, decreased by $7.7 million, compared to $50.7 million for the corresponding period in 2002. The decrease was primarily due to $8.7 million lower gross margin and $3.4 million impairment of assets, compared to the corresponding period in 2002, which were partially offset by lower general and administrative expenses for the 24 weeks ended June 14, 2003.

For the 24 weeks ended June 14, 2003, interest expense was $37.3 million, a decrease of $3.8 million, or 9.1%, compared to the corresponding period in 2002, primarily reflecting the effect of debt repayments made by the Company during the 2002 fiscal year and 24 weeks ended June 14, 2003.

For the 24 weeks ended June 14, 2003, there was a net income tax benefit of $7.9 million, compared to income tax expense of $3.0 million in the corresponding period in 2002. The income tax benefit is primarily due to income tax refunds totaling $9.7 million resulting from audits of the predecessor's 1993 through 1998 federal income tax returns.

Pre-need funeral and cemetery contracts written during the 24 weeks ended June 14, 2003, totaled $77.7 million and $39.7 million, respectively. For the corresponding period in 2002, pre-need funeral and cemetery contracts written totaled $76.4 million and $36.1 million, respectively. The increase in pre-need contracts written was primarily due to continuing efforts to increase pre-need sales.

DISCONTINUED OPERATIONS
During the 24 weeks ended June 14, 2003, the Company identified 43 funeral and 15 cemetery locations for disposal, including all 39 funeral locations in the United Kingdom, as they are not strategic to the Company's long-term objective to focus capital and management resources in

North America. The Company also identified for disposal its life insurance operations that do not support the Company's North American pre-need funeral sales efforts.

The above are in addition to the 14 funeral, 44 cemetery and one combination locations remaining from locations previously designated as probable for sale. The Company has classified all the locations identified for disposal as assets held for sale in the balance sheet and recorded any related operating results, long lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has restated prior periods to reflect any comparative amounts on a similar basis, including locations sold in 2002.

For the 24 weeks ended June 14, 2003, income from discontinued operations, net of tax, was nil, as results of operations and $5.2 million of pre-tax disposal gains, were offset by a pre-tax impairment provision of $9.5 million.

COMPANY OVERVIEW
Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of June 14, 2003, the Company operated 792 funeral homes, 167 cemeteries and 61 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. Of the Company's total locations, 143 funeral homes, 89 cemeteries and five combination funeral home and cemetery locations are either held for sale as at June 14, 2003, or identified for sale subsequently. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

ADDITIONAL INFORMATION
Alderwoods Group was formed pursuant to the Plan of Reorganization of The Loewen Group Inc., which became effective on January 2, 2002. Under the terms of Loewen's Plan, substantially all of its assets and operations were taken over by Alderwoods Group on the Effective Date. While the Plan of Reorganization became effective on January 2, 2002, for accounting and reporting purposes it is reflected as at December 31, 2001, consistent with requirements of United States generally accepted accounting principles.

For more information about the Company's results, readers are directed to the Company's Form 10-Q, which will be filed with the United States Securities and Exchange Commission (SEC), and will be available in pdf format through the Company's website (www.alderwoods.com).

BASIS OF PRESENTATION
The Company's financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company's fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date). During 2003, the Company's first and second fiscal quarters will each consist of 12 weeks and the third fiscal quarter will consist of 16 weeks. The fourth fiscal quarter of 2003, which will end on January 3, 2004, will consist of 13 weeks, in order to cause the fourth fiscal quarter to end on the same day as the fiscal year.

SAFE HARBOR
Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding the Company's future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words "believe," "may," "will," "estimate," "continues," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company's significant leverage on its operating plans; the ability of the Company to service its debt; outcomes in pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; the impact of changes to federal, state and local laws and regulations affecting revenues from trust funds; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the impact of environmental and other laws impacting the Company's operations; future tax rates; and various other uncertainties associated with the funeral service industry and the Company's operations in particular, which are referred to in the Company's periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONFERENCE CALL
Alderwoods Group will host a conference call tomorrow morning, Friday, July 25th, at 11:00 a.m. Eastern Time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, John Lacey, Chairman, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.296.1907 and for Toronto participants is 416.641.6666.

                                     - 30 -

Contact:  Kenneth A. Sloan                  Tamara Malone
          Executive Vice President,         Manager,
          Chief Financial Officer           Media and Investor Relations
          Alderwoods Group, Inc.            Alderwoods Group, Inc.
          Tel:   416.498.2455               Tel:   416.498.2778
          Fax:   416.498.2449               Fax:   416.498.2449
          Email: ken.sloan@alderwoods.com   tamara.malone@alderwoods.com

ALDERWOODS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS AND NUMBER OF SHARES OUTSTANDING

                                                         12  WEEKS ENDED           24  WEEKS ENDED
                                                       ----------------------------------------------
                                                       JUNE 14,     JUNE 15,     JUNE 14,    JUNE 15,
                                                         2003         2002         2003        2002
                                                      ---------    ---------   ----------   ----------
Revenue

    Funeral                                           $ 115,804    $ 120,970   $ 241,957    $ 246,224
    Cemetery                                             43,352       34,597      79,178       69,591
    Insurance                                            15,951       13,123      30,459       27,587
                                                      ---------    ---------   ---------    ---------
                                                        175,107      168,690     351,594      343,402
                                                      ---------    ---------   ---------    ---------
Costs and expenses

    Funeral                                              90,726       87,530     187,917      178,156
    Cemetery                                             35,784       33,211      68,782       63,795
    Insurance                                            15,437       13,313      29,356       27,230
                                                      ---------    ---------   ---------    ---------
                                                        141,947      134,054     286,055      269,181
                                                      ---------    ---------   ---------    ---------
                                                         33,160       34,636      65,539       74,221

General and administrative expenses                      11,924       12,224      19,147       23,544
Provision for asset impairment                            3,388         --         3,388         --
                                                      ---------    ---------   ---------    ---------
Earnings from operations                                 17,848       22,412      43,004       50,677
Interest on long-term debt                               18,446       20,222      37,332       41,057
Other expense (income), net                                  13          322         (57)        (369)
                                                      ---------    ---------   ---------    ---------
Earnings (loss) before income taxes                        (611)       1,868       5,729        9,989
Income taxes                                              1,226          230      (7,849)       2,953
                                                      ---------    ---------   ---------    ---------
Net income (loss) from continuing operations             (1,837)       1,638      13,578        7,036


Discontinued operations
    Income from discontinued operations                   9,434          761       1,694        3,487
    Income tax expense                                      724          696       1,699        1,709
                                                      ---------    ---------   ---------    ---------
Income (loss) from discontinued operations                8,710           65          (5)       1,778
                                                      ---------    ---------   ---------    ---------


Net income                                            $   6,873    $   1,703   $  13,573    $   8,814
                                                      ---------    ---------   ---------    ---------
                                                      ---------    ---------   ---------    ---------

Basic and diluted earnings (loss) per Common share:

Net income (loss) from continuing operations          $   (0.05)   $    0.04   $    0.34    $    0.18
Income (loss) from discontinued operations                 0.22         --          --           0.04
                                                      ---------    ---------   ---------    ---------

Net income                                            $    0.17    $    0.04   $    0.34    $    0.22
                                                      ---------    ---------   ---------    ---------
                                                      ---------    ---------   ---------    ---------
Basic and diluted weighted average number of
shares outstanding (thousands)                           39,971       39,900      39,963       39,893
                                                      ---------    ---------   ---------    ---------
                                                      ---------    ---------   ---------    ---------

ALDERWOODS GROUP, INC.

CONSOLIDATED BALANCE SHEETS
EXPRESSED IN THOUSANDS OF DOLLARS


                                                         JUNE 14,      DECEMBER 28,
                                                           2003            2002
                                                       -----------    -------------
                                                       (unaudited)
ASSETS
Current assets
    Cash and cash equivalents                          $    55,857    $    46,112
    Receivables, net of allowances                          43,421         58,441
    Inventories                                             21,646         20,449
    Other                                                   25,061         22,068
    Assets held for sale                                   384,830        405,136
                                                       -----------    -----------
                                                           530,815        552,206

Pre-need funeral contracts                                 979,619        986,520
Pre-need cemetery contracts                                375,822        389,452
Cemetery property                                          130,430        133,117
Property and equipment                                     595,626        592,165
Insurance invested assets                                  180,557        160,086
Deferred income tax assets                                     534          3,371
Goodwill                                                   327,022        326,947
Other assets                                                24,697         26,185
                                                       -----------    -----------
                                                       $ 3,145,122    $ 3,170,049
                                                       ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities           $   144,734    $   155,324
    Current maturities of long-term debt                    31,275         88,275
    Liabilities associated with assets held for sale       272,562        286,932
                                                       -----------    -----------
                                                           448,571        530,531

Long-term debt                                             659,630        668,028
Deferred pre-need funeral contract revenue                 980,381        981,703
Deferred pre-need cemetery contract revenue                300,270        286,940
Insurance policy liabilities                               150,836        137,626
Deferred income tax liabilities                             24,999         23,413
Other liabilities                                           16,063         18,406
                                                       -----------    -----------
                                                         2,580,750      2,646,647
                                                       -----------    -----------

Stockholders' equity
    Common stock                                               400            399
    Capital in excess of par value                         739,862        739,711
    Accumulated deficit                                   (220,171)      (233,744)
    Accumulated other comprehensive income                  44,281         17,036
                                                       -----------    -----------
                                                           564,372        523,402
                                                       -----------    -----------
                                                       $ 3,145,122    $ 3,170,049
                                                       ===========    ===========

ALDERWOODS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
EXPRESSED IN THOUSANDS OF DOLLARS

                                                           12  WEEKS ENDED           24  WEEKS ENDED
                                                       -------------------------------------------------
                                                        JUNE 14,      JUNE 15,     JUNE 14,     JUNE 15,
                                                          2003          2002         2003         2002
                                                      -----------    ----------   ----------   ----------
CASH PROVIDED BY (APPLIED TO)
Operations
    Net income                                          $   6,873    $   1,703    $  13,573    $   8,814
    (Income) loss from discontinued operations,
       net of tax                                          (8,710)         (65)           5       (1,778)
    Items not affecting cash
       Depreciation and amortization                       10,299        8,221       19,388       17,330
       Insurance policy benefit reserves                    7,008        6,195       13,091       13,384
       Provision for asset impairment                       3,388         --          3,388         --
       Loss (gain) on disposal of subsidiaries
          and investments                                      36          355          (82)         259
       Deferred income taxes                                 (330)        (241)        (330)        (265)
    Other, including net changes in other non-cash
          balances                                         42,675       11,922       41,794       (2,948)
                                                        ---------    ---------    ---------    ---------
    Net cash provided by continuing operations             61,239       28,090       90,827       34,796
    Net cash provided by discontinued operations           (2,105)      (5,324)      (2,778)       2,543
                                                        ---------    ---------    ---------    ---------
                                                           59,134       22,766       88,049       37,339
                                                        ---------    ---------    ---------    ---------

Investing
    Proceeds on disposition of assets and investments         668          558        1,433        5,133
    Purchase of property and equipment and business
        acquisitions                                       (3,864)      (3,057)      (7,106)      (5,392)
    Purchase of insurance invested assets                 (17,514)     (60,767)     (32,429)     (60,767)
    Proceeds on disposition and maturities of
        insurance invested assets                          11,161       49,870       21,407       49,870
                                                        ---------    ---------    ---------    ---------
    Net cash provided by continuing operations             (9,549)     (13,396)     (16,695)     (11,156)
    Net cash provided by discontinued operations            3,131        6,197        4,938        5,178
                                                        ---------    ---------    ---------    ---------
                                                           (6,418)      (7,199)     (11,757)      (5,978)
                                                        ---------    ---------    ---------    ---------

Financing
    Increase in long-term debt                             29,949          488       30,508          529
    Repayment of long-term debt                           (84,913)     (55,198)     (96,295)     (57,964)
                                                        ---------    ---------    ---------    ---------
    Net cash provided by continuing operations            (54,964)     (54,710)     (65,787)     (57,435)
    Net cash provided by discontinued operations              (67)        (321)        (760)        (956)
                                                        ---------    ---------    ---------    ---------
                                                          (55,031)     (55,031)     (66,547)     (58,391)
                                                        ---------    ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents           (2,315)     (39,464)       9,745      (27,030)
Cash and cash equivalents, beginning of period             58,172      113,995       46,112      101,561
                                                        ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period                $  55,857    $  74,531    $  55,857    $  74,531
                                                        =========    =========    =========    =========